Exhibit 10.6

This exempted limited partnership is a limited partner of certain entities that earn "carried interest" on profits from various funds, accounts or investments managed or advised by AGM.

APOLLO GLOBAL CARRY POOL AGGREGATOR III, L.P.

Amended and Restated

Exempted Limited Partnership Agreement

Dated June 29, 2020

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APOLLO GLOBAL CARRY POOL AGGREGATOR III, L.P.
AMENDED AND RESTATED
AGREEMENT OF EXEMPTED LIMITED PARTNERSHIP
AMENDED AND RESTATED AGREEMENT OF EXEMPTED LIMITED PARTNERSHIP of APOLLO GLOBAL CARRY POOL AGGREGATOR III, L.P., a Cayman Islands exempted limited partnership (the “Partnership”), dated June 29, 2020 (the “Effective Date”), by and among Apollo Global Carry Pool GP, LLC with respect to Series A, a Delaware limited liability company registered as a foreign company in the Cayman Islands, as the sole general partner (in such capacity, the “General Partner”), the Initial Limited Partner, and the Persons whose names are recorded from time to time as limited partners of the Partnership in the Register of Partners.
R E C I T A L S :
WHEREAS, on June 22, 2020, the General Partner filed with the Registrar a statement (the “Section 9 Statement”) under section 9 of the Exempted Limited Partnership Law (as amended) of the Cayman Islands (the “Partnership Law”) to form the Partnership as an exempted limited partnership under the Partnership Law,
WHEREAS, the General Partner and the Initial Limited Partner entered into the Exempted Limited Partnership Agreement of the Partnership, dated June 22, 2020 (the “Original Agreement”),
WHEREAS, in connection with the admission of additional Limited Partners, the parties wish to amend and restate the Original Agreement in its entirety to reflect certain matters as set forth herein.

NOW, THEREFORE, the parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1    Definitions; Interpretation
(a)    Capitalized terms used but not otherwise defined herein have the following meanings:
“AEOI” means (a) legislation known as the U.S. Foreign Account Tax Compliance Act, sections 1471 through 1474 of the Code and any associated legislation, regulations (whether proposed, temporary or final) or guidance, any applicable intergovernmental agreement and related statutes, regulations or rules, and other guidance thereunder, (b) any other similar legislation, regulations, or guidance enacted in any other jurisdiction which seeks to implement similar financial account information reporting and/or withholding tax regimes, including the OECD Standard for Automatic Exchange of Financial Account Information in Tax Matters– the Common Reporting Standard and any associated guidance, (c) any other intergovernmental agreement, treaty, regulation, guidance, standard or other agreement entered into in order to comply with, facilitate, supplement or implement the legislation, regulations, guidance or standards described in clauses (a) and (b) of

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this definition, and (d) any legislation, regulations or guidance in any jurisdiction that give effect to the matters outlined in the preceding clauses of this definition.
“Affiliate” means with respect to any Person any other Person directly or indirectly controlling, controlled by or under common control with such Person. Except as the context otherwise requires, the term “Affiliate” in relation to AGM includes each collective investment fund and other client account sponsored or managed by AGM or its affiliated asset management entities, but, in each case, does not include Portfolio Companies (except with respect to Bad Acts).
“AGM” means Apollo Global Management, Inc., a Delaware corporation.
“Agreement” means this Amended and Restated Exempted Limited Partnership Agreement, as amended or supplemented from time to time.
“APH” means, as the context requires, any or all of (i) APH Holdings (DC), L.P., (ii) APH Holdings (FC), L.P., and/or (iii) APH Holdings, L.P., each a Cayman Islands exempted limited partnership.
“Award Letter” means, with respect to any Limited Partner, the letter agreement between the Partnership and such Limited Partner (including any Annex or Schedule thereto) setting forth (i) such Limited Partner’s Points, (ii) such Limited Partner’s vesting terms relating to Points, (iii) any restrictive covenants with respect to such Limited Partner, (iv) the definition of “Bad Act,” and (v) any other terms applicable to such Limited Partner, as the same may be modified, amended or supplemented from time to time.
“Bad Act” has the meaning ascribed to that term in a Limited Partner’s Award Letter.
“BBA Audit Rules” means Subchapter C of Chapter 63 of the Code (sections 6221 through 6241 of the Code), as enacted by the United States Bipartisan Budget Act of 2017, Pub. L. No. 114-74, as amended from time to time, and the Treasury Regulations (whether proposed, temporary or final), including any subsequent amendments and administrative guidance, promulgated thereunder (or which may be promulgated in the future), together with any similar United States state, local or non-U.S. law.
“Book-Tax Difference” means the difference between the Carrying Value of each asset referred to in the definition of Carrying Value and its adjusted tax basis for United States federal income tax purposes, as determined at the time of any of the events described in the definition of Carrying Value. The General Partner shall maintain an account in the name of each Limited Partner that reflects such Limited Partner’s share of any Book-Tax Difference. Book-Tax Difference shall be allocated to the Limited Partners in accordance with Points immediately prior to the relevant event described in the definition of Carrying Value, and the Newly-Admitted Limited Partner’s share of any such Book-Tax Difference shall be zero. If the amount of the Book-Tax Difference with respect to any Partnership asset as of any determination date (the “current determination date”) is less than the amount of such Book-Tax Difference as determined as of the most recent prior determination date (the “prior determination date”), the General Partner has the discretion (but not the obligation) to make either of the following adjustments:

(1)
with respect to all Partners who were previously allocated a share of the Book-Tax Difference as of the prior determination date, to reduce their respective shares of such prior Book-Tax Difference by substituting the Book-Tax Difference as of the current determination date in place of the prior Book-Tax Difference, and to make corresponding reductions to the Catch Up Amounts previously applicable to any Newly-Admitted Limited Partners based on the Book-Tax Difference as of the prior determination date; or

(2)
for purposes of calculating and allocating the Book-Tax Difference as of the current determination date and the corresponding Catch Up Amounts applicable with respect to any Newly-Admitted Limited Partner being admitted as of the current determination date, to adopt the Book-Tax Difference as of the prior determination date rather than applying the Book-Tax Difference as of the current determination date (unless the adjustment contemplated by the preceding clause is being adopted with respect to all Partners).

The General Partner may establish a current determination date in order to implement the operation of clause (1) at a time other than a required determination date.
“Capital Account” means with respect to each Partner the capital account(s) established and maintained on behalf of such Partner as described in Section 3.3.
“Carried Interest Revenues” means, with respect to any Fund, any carried interest, incentive allocations, performance allocations or similar performance-based compensation earned by the applicable Fund General Partner with respect to such Fund.
“Carrying Value” means, with respect to (i) the Partnership’s indirect interest in any Fund asset attributable to the Partnership’s interest in the Fund and (ii) any Partnership asset other than the interest in the Fund, the asset’s adjusted basis for United States federal income tax purposes, except that the Carrying Values of all Partnership assets shall be adjusted to equal their respective fair market values (as determined by the General Partner), in accordance with the rules set forth in Treasury Regulations section 1.704-1(b)(2)(iv)(f) (without regard to whether the book basis of the Partnership’s assets is adjusted for such difference for purposes of sections 704(b) and (c) of the Code), except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any interests in the Partnership by any new Partner or of any additional interests by any existing Partner in exchange for more than a de minimis capital contribution; (b) the date of the distribution of more than a de minimis amount of any Partnership asset to a Partner, including cash as consideration for an interest in the Partnership; (c) the date of the grant of more than a de minimis profits interest in the Partnership as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner, or by a new Partner acting in his capacity as a Partner or in anticipation of becoming a Partner; or (d) the liquidation of the Partnership within the meaning of Treasury Regulations section 1.704-l(b)(2)(ii)(g); provided, that any adjustment pursuant to clauses (a), (b) and (c) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners. The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately prior to such distribution to equal its fair market value (as determined by the General

Partner). The Carrying Value of any asset contributed by a Partner to the Partnership shall be the fair market value (as determined by the General Partner) of the asset at the date of its contribution.
“Catch Up Amount” means the product derived by multiplying (a) the amount of any positive Book-Tax Difference present on the admission to the Partnership of a Newly-Admitted Limited Partner by (b) the percentage derived by dividing the number of Points issued to the Newly-Admitted Limited Partner, by the aggregate number of Points on the date the Newly-Admitted Limited Partner is admitted to the Partnership. The General Partner shall maintain an account in the name of each Newly-Admitted Limited Partner that reflects such Limited Partner’s Catch Up Amount, which shall be subject to adjustment as contemplated by the last two sentences in the definition of Book-Tax Difference, and which may be further adjusted to the extent the General Partner determines is necessary to cause the Catch Up Amount to be equal to the amount necessary to provide such Limited Partner with a requisite share of Partnership capital based on such Limited Partner’s Points in accordance with the terms of this Agreement and any Other Agreement entered into by such Limited Partner pursuant to Section 9.1(b).
“Class” means any class of Interests as may from time to time be established by the General Partner.
“Clawback Payment” means any payment required to be made by the Partnership to any Fund General Partner in respect of any “general partner giveback,” “general partner clawback” or similar obligation of such Fund General Partner pursuant to the Fund LP Agreement of the applicable Fund.
“Clawback Share” means, as of the time of determination, with respect to any Limited Partner and any Clawback Payment, a portion of such Clawback Payment equal to (a) the cumulative amount distributed to such Limited Partner of Operating Profit attributable to the Fund to which the Clawback Payment is required to be made, divided by (b) the cumulative amount so distributed to all Limited Partners with respect to such Operating Profit attributable to such Fund. It is intended that the Clawback Share of a Limited Partner that does not hold a Class or tranche of Interests corresponding to the applicable Fund with respect to which such Clawback Share is attributable shall, to the extent related to distributions from the Partnership, be equal to zero percent (0%).
“Co-Investors (A) Entity” means an investment vehicle formed by AGM or any of its Affiliates to facilitate the investment in any Fund by employees of AGM or its Affiliates and their Related Parties.
“Co-Investors (A) Partnership Agreement” means the limited partnership agreement of any Co-Investors (A) Entity, as in effect from time to time.
“Code” means the United States Internal Revenue Code of 1986, as amended and as hereafter amended, or any successor law.
“Covered Person” has the meaning set forth in Section 5.7(a).
“Disability” has the meaning ascribed to that term in the Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan.

“Effective Date” has the meaning set forth in the preamble.
“Final Adjudication” has the meaning set forth in Section 5.7(a).
“Fiscal Year” means, with respect to a year, the period commencing on January 1 of such year and ending on December 31 of such year (or on the date of a final distribution pursuant to Section 8.1(a)), unless the General Partner shall elect another fiscal year for the Partnership which is a permissible taxable year under the Code.
“Fund” means any pooled investment vehicle or managed account advised or managed by the applicable Fund General Partner and each “Parallel Fund” of such Fund within the meaning of the Fund LP Agreement of such Fund. Such term also includes each alternative investment vehicle created by a Fund and/or any such Parallel Fund, to the extent the context so requires.
“Fund General Partner” means the Affiliate of AGM that acts in the capacity of the general partner, managing member, manager or similar Person of any Fund pursuant to the Fund LP Agreement of such Fund, excluding any such Person set forth on Schedule III.
“Fund GP Agreement” means the constituent agreement, certificate or other document governing a Fund General Partner, as in effect from time to time.
“Fund LP Agreement” means the limited partnership agreement of any Fund, as in effect from time to time, and, to the extent the context so requires, the corresponding constituent agreement, certificate or other document governing each such Fund.
“GCP III Intermediate Pooling Vehicles” means Apollo Global Carry Pool Intermediate, L.P., Apollo Global Carry Pool Intermediate (DC), L.P., and Apollo Global Carry Pool Intermediate (FC), L.P., each a Cayman Islands exempted limited partnership.
“General Partner” has the meaning set forth in the preamble and includes any successor to the business of the General Partner in its capacity as general partner of the Partnership.
“Governmental Authority” means: (i) any government or political subdivision thereof, whether non‑U.S. or U.S., national, state, county, municipal or regional; (ii) any agency or instrumentality of any such government, political subdivision or other government entity (including any central bank or comparable agency); and (iii) any court.
“Home Address” has the meaning set forth in Section 9.3.
“Initial Limited Partner” means Apollo Principal Holdings VI GP, LLC, solely in its capacity as the Initial Limited Partner.
“Interest” means the entire limited partnership interest owned by a Partner in the Partnership as of any date of determination, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.
“JAMS” has the meaning set forth in Section 9.6(b).

“Limited Partner” means any Person admitted as a limited partner to the Partnership in accordance with this Agreement, including any Retired Partner, until such Person is withdrawn entirely as a limited partner of the Partnership, in his capacity as a limited partner of the Partnership, in accordance with the terms hereof. All references herein to a Limited Partner shall be construed as referring collectively to such Limited Partner and to each Related Party of such Limited Partner (and to each Person of which such Limited Partner is a Related Party) that also is or that previously was a Limited Partner, except to the extent that the General Partner determines that the context does not require such interpretation as between such Limited Partner and his Related Parties.
“Losses” has the meaning set forth in Section 5.7(a).
“Newly-Admitted Limited Partner” means any Limited Partner whose admission to the Partnership causes an adjustment to Carrying Values pursuant to the definitions of “Carrying Value” and “Book-Tax Difference.”
“Notice of Dissolution” has the meaning ascribed to that term in Section 8.1(c).
“Operating Loss” means, with respect to any Fiscal Year, any net loss of the Partnership. To the extent derived from any Fund, any items of income, gain, loss, deduction and credit shall be determined in accordance with the same accounting policies, principles and procedures applicable to the determination by the relevant Fund, and any items not derived from a Fund shall be determined in accordance with the accounting policies, principles and procedures used by the Partnership for U.S. federal income tax purposes. The General Partner shall allocate any Operating Loss derived from any Fund to the Classes or tranches of Interests to which such Operating Loss relates or in such other manner as determined by the General Partner. All references herein to the Operating Loss of the Partnership shall be construed as referring to the Operating Loss of the GCP III Intermediate Pooling Vehicles, as the context requires.
“Operating Profit” means, with respect to any Fiscal Year, any net income of the Partnership. To the extent derived from any Fund, any items of income, gain, loss, deduction and credit shall be determined in accordance with the same accounting policies, principles and procedures applicable to the determination by the relevant Fund, and any items not derived from a Fund shall be determined in accordance with the accounting policies, principles and procedures used by the Partnership for U.S. federal income tax purposes. The General Partner shall allocate any Operating Profit derived from any Fund to the Classes or tranches of Interests to which such Operating Profit relates or in such other manner as determined by the General Partner. All references herein to the Operating Profit of the Partnership shall be construed as referring to the Operating Profit of the GCP III Intermediate Pooling Vehicles, as the context requires.
“Original Agreement” has the meaning set forth in the recitals.
“Other Agreements” has the meaning set forth in Section 9.1(b).
“Partner” means the General Partner or any of the Limited Partners, and “Partners” means the General Partner and all of the Limited Partners.
“Partnership” has the meaning set forth in the preamble.
“Partnership Law” has the meaning set forth in the recitals.

“Partnership Representative” means for any relevant taxable year of the Partnership to which the BBA Audit Rules apply, the General Partner acting in the capacity of the “partnership representative” (as such term is defined under the BBA Audit Rules) or such other Person as is appointed to be the “partnership representative” by the General Partner from time to time. Unless the context otherwise requires, references to the Partnership Representative shall also include reference to the “designated individual” through whom, if the Partnership Representative is not an individual, such Partnership Representative will act for all purposes under the BBA Audit Rules.
“Person” means any individual, partnership (whether or not having separate legal personality), corporation, limited liability company, joint venture, joint stock company, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such), government, governmental agency, political subdivision of any government, or other entity.
“Point” means, with respect to any Limited Partner and any Class or tranche of Interests, an economic interest in the Operating Profit or Operating Loss attributable to such Class or tranche of Interests. The aggregate number of Points available for assignment to all Partners shall be maintained by the General Partner and set forth in the books and records of the Partnership. All references herein to a Limited Partner’s Points shall be construed as referring to the Points assigned to a Limited Partner indirectly in, and at the level of, a GCP III Intermediate Pooling Vehicle, as the context requires. Unless otherwise determined by the General Partner in its sole and absolute discretion, any Limited Partner assigned Points shall be assigned that number of Points in all GCP III Intermediate Pooling Vehicles. Points may or may not be assigned to a Limited Partner in respect of a particular Class or tranche of Interests, as determined by the General Partner in its sole and absolute discretion. A Limited Partner may be assigned Points in respect of one or more than one Class or tranche of Interests, as determined by the General Partner in its sole and absolute discretion.
“Point Award Date” means the date on which a particular Point was assigned to a Limited Partner pursuant to an Award Letter.
“Portfolio Investment” or “Investment” or any similar term has the meaning ascribed to that term in each of the Fund LP Agreements.
“Reference Rate” means the interest rate announced publicly from time to time by JPMorgan Chase Bank in New York, New York as such bank’s prime rate.
“Register of Partners” means a register of partnership interests that is maintained by the General Partner.
“Registrar” means the Registrar of Exempted Limited Partnerships of the Cayman Islands.
“Related Party” means, with respect to any Limited Partner:
(a)    any spouse, child, parent or other lineal descendant of such Limited Partner or such Limited Partner’s parent, or any natural Person who occupies the same principal residence as such Limited Partner;

(b)    any trust or estate in which such Limited Partner and any Related Party or Related Parties (other than such trust or estate) collectively have more than 80% of the beneficial interests (excluding contingent and charitable interests);
(c)    any entity of which such Limited Partner and any Related Party or Related Parties (other than such entity) collectively are beneficial owners of more than 80% of the equity interest; and
(d)    any Person with respect to whom such Limited Partner is a Related Party.
“Retired Partner” means any Limited Partner who has become a retired partner in accordance with or pursuant to Section 7.2 and such Limited Partner’s Award Letter.
“Retirement Date” means, with respect to any Limited Partner, the date as of which such Person becomes a Retired Partner.
“Safe Harbor” means the election described in the Safe Harbor Regulation, pursuant to which a partnership and all of its partners may elect to treat the fair market value of a partnership interest that is transferred in connection with the performance of services as being equal to the liquidation value of that interest.
“Safe Harbor Election” means the election by a partnership and its partners to apply the Safe Harbor, as described in the Safe Harbor Regulation and IRS Notice 2005-43, issued on May 20, 2005.
“Safe Harbor Regulation” means Proposed Regulations section 1.83-3(l) issued on May 24, 2005.
“Section 9 Statement” has the meaning ascribed to that term in the recitals.

“Tax Obligation” has the meaning set forth in Section 4.2(a).
“Tranche A” has the meaning set forth in Section 2.6(d).
“Tranche A Capital Account” means a Capital Account established for a Tranche A Limited Partner.
“Tranche A Interests” shall have the meaning set forth in Section 2.6(d).
“Tranche A Limited Partner” means a Limited Partner holding a Tranche A Interest.
“Tranche B” has the meaning set forth in Section 2.6(d).
“Tranche B Capital Account” means a Capital Account established for a Tranche B Limited Partner.
“Tranche B Interests” shall have the meaning set forth in Section 2.6(d).

“Tranche B Limited Partner” shall mean a Limited Partner holding a Tranche B Interest.
“Transfer” means any direct or indirect sale, exchange, transfer, assignment or other disposition by a Partner of any or all of his interest in the Partnership (whether respecting, for example, economic rights only or all the rights associated with the interest) to another Person, whether voluntary or involuntary.
“Vested Points” means the amount of Points calculated as of a Retired Partner’s Retirement Date in the manner set forth in the applicable Award Letter.
“Winding-Up Event” has the meaning set forth in Section 2.5(a).
(b)    The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement. As used herein, masculine pronouns shall include the feminine and neuter, neuter pronouns shall include the masculine and the feminine, and the singular shall be deemed to include the plural. The use of the word “including” herein shall not be considered to limit the provision which it modifies but instead shall mean “including, without limitation.”
(c)    As used in this Agreement, the phrases “any provision of this Agreement,” “the provisions of this Agreement” and derivative or similar phrases, and the terms “hereof,” “herein,” “hereby” and derivative or similar words, shall mean or refer only to any express provision actually written in this Agreement and not to any provision of the Partnership Law that may have application to the Partnership.
ARTICLE 2
CONTINUATION AND ORGANIZATION

Section 2.1    Continuation
The Partnership is hereby continued pursuant to the Partnership Law and this Agreement. The General Partner shall execute, acknowledge and file any amendments to the Section 9 Statement as may be required by the Partnership Law and any other instruments, documents and certificates which, in the opinion of the Partnership’s legal counsel, may from time to time be required by the laws of the Cayman Islands or any other jurisdiction in which the Partnership shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid and subsisting existence and business of the Partnership.

Section 2.2    Name
The name of the limited partnership continued hereby is “Apollo Global Carry Pool Aggregator III, L.P.” The General Partner is authorized to make any variations in the Partnership’s name and may otherwise conduct the business of the Partnership under any other name, subject to compliance with the Partnership Law and all other applicable laws, as the General Partner may deem it necessary or advisable; provided that (i) such name shall contain the words “Limited Partnership,” the letters “L.P.” or the designation “LP” or the equivalent translation thereof, (ii) such name shall not contain the name of any Limited Partner without the consent of such Limited Partner, and (iii) the General Partner shall promptly give written notice of any such variation to the Limited Partners.
Section 2.3    Organizational Certificates and Other Filings
If requested by the General Partner, the Limited Partners shall immediately execute all certificates and other documents, and any amendments or renewals of such certificates and other documents as thereafter required, consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the continuation and operation of the Partnership as an exempted limited partnership under the laws of the Cayman Islands, (b) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership.
Section 2.4    Offices
(a)     The Partnership shall maintain its principal office, and may maintain one or more additional offices, at such place or places as the General Partner may from time to time determine.
(b)     The General Partner shall arrange for the Partnership to have and maintain in the Cayman Islands, at the expense of the Partnership, a registered office and registered agent for service of process on the Partnership at Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands or such other place in the Cayman Islands as the General Partner may in its absolute discretion determine from time to time.
Section 2.5    Term of Partnership
(a)     The term of the Partnership commenced on the Effective Date and shall continue until the first to occur of any of the following events (each a “Winding-Up Event”):
(i)    at any time there are no Limited Partners, unless the business of the Partnership is continued in accordance with the Partnership Law;

(ii)    the occurrence of any event that results in the General Partner’s ceasing to be a general partner of the Partnership pursuant to the Partnership Law; provided that the Partnership shall not be wound up or dissolved in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining qualifying general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after notice of the occurrence of such event, a majority of the Limited Partners agree in writing or vote to continue the business of the Partnership and to the appointment, effective from the date of such event, if required, of one or more additional general partners of the Partnership; or
(iii)    the order of a court of competent jurisdiction for the winding up and dissolution of the Partnership under the Partnership Law.
(b)    The parties agree that irreparable damage would be done to the Partnership and reputation of the Partners if any Limited Partner should bring an action for the winding up of the Partnership. Care has been taken in this Agreement to provide for fair and just payment in liquidation of the interests of all Partners. Accordingly, to the fullest extent permitted by law, each Limited Partner hereby waives and renounces his right to such action for a court order or direction for the winding up and dissolution of the Partnership or to seek the appointment of a liquidator for the Partnership, except as expressly provided herein.
Section 2.6    Purpose of the Partnership; Classes
(a)    The principal purpose of the Partnership is to hold an indirect interest (including through the GCP III Intermediate Pooling Vehicles) in certain Fund General Partners in order to derive cash or other revenues therefrom that are attributable to Carried Interest Revenues received by such Fund General Partners from Funds and to undertake such related and incidental activities and execute and deliver such related documents necessary or incidental thereto. As of the date hereof, the Partnership holds interests (including through the GCP III Intermediate Pooling Vehicles), in the Fund General Partners set forth on Schedules I and II hereto.
(b)    Without limiting the foregoing, the General Partner has established the Partnership as a special purpose investment vehicle through which the Limited Partners are treated as if they indirectly hold Points in the GCP III Intermediate Pooling Vehicles. In applying the provisions of this Agreement, in order to equitably determine the rights and obligations of the Partnership as a limited partner of the GCP III Intermediate Pooling Vehicles, the General Partner, in its capacity as the general partner of the GCP III Intermediate Pooling Vehicles, shall, to the maximum extent permissible under applicable law, treat each Limited Partner as if it were a limited partner of the GCP III Intermediate Pooling Vehicles with an interest in the GCP III Intermediate Pooling Vehicles determined with regard to the Points that are allocable to such Limited Partner’s Interest in the Partnership and any terms of the governing documents of the GCP III Intermediate Pooling Vehicles pertaining to a Limited Partner’s Points shall be incorporated by reference into this Agreement and applied as if each Limited Partner were a party to and bound by the terms of such governing documents, mutatis mutandis. The General Partner shall make such adjustments as it deems appropriate in its sole and absolute discretion to equitably reflect the economic interests of the Limited Partners in respect of their respective Points and, upon any allocation or reallocation of Points to a Limited Partner at the level of the GCP III Intermediate Pooling Vehicles, the General Partner may take all actions or make other adjustments which the General Partner deems necessary or proper to cause the Partnership as a limited partner to replicate such actions at the level of the Partnership. Notwithstanding the foregoing and for the avoidance of doubt, no Limited Partner shall own an interest in any GCP III Intermediate Pooling Vehicle.
(c)    The Partnership, in the General Partner’s sole and absolute discretion, may establish Classes or additional tranches of Interests from time to time having different terms than those of the Interests described in this Agreement, including in terms of the Fund General Partners associated with them. New Classes or additional tranches of Interests may be established by the General Partner without providing prior notice to, or receiving consent from, existing Limited Partners. The terms of such Classes or additional tranches of Interests shall be determined by the General Partner in its sole and absolute discretion. The General Partner may classify existing Interests as belonging to a Class.
(d)    As of the date hereof, the General Partner, on behalf of the Partnership, has established “Tranche A” and “Tranche B.” Interests will be issued with respect to each of Tranche A and Tranche B – “Tranche A Interests” and “Tranche B Interests,” respectively. Upon admission of the Limited Partners to the Partnership, for bookkeeping purposes, a Tranche A Capital Account shall be established with respect to each Tranche A Interest, and a Tranche B Capital Account shall be established with respect to each Tranche B Interest. The General Partner or its Affiliate may cause corresponding capital accounts to be established and maintained at the level of the GCP III Intermediate Pooling Vehicles. The Tranche A Interests and the Tranche B Interests will be identical except with respect to the group of Fund General Partners with which each such tranche is associated (and the Operating Profit and Operating Loss attributable to the association with such Fund General Partners). Specifically, as of the date hereof, each such tranche shall be associated with the Fund General Partners set forth on Schedules I and II hereto, respectively. To the extent that Tranche A Interests and Tranche B Interests are entitled to share in Carried Interest Revenues derived from the same Fund, the General Partner will establish an apportionment methodology by means of initial Point valuations attributed to the overlapping portions of the Tranches or in such other manner as it may determine. A Limited Partner may hold one, or more than one, tranche of Interests. All references to Interests in this Agreement, unless otherwise specified, shall be deemed to include Tranche A Interests and Tranche B Interests, and any Classes or other tranches of Interests established by the General Partner pursuant to this Agreement.
Section 2.7    Actions by the General Partner
The General Partner may execute, deliver and perform all contracts, agreements and other undertakings, and engage in all activities and transactions for and on behalf of the Partnership as may in the opinion of the General Partner be necessary or advisable to carry out the objects and purposes of the Partnership, without the approval or vote of any Limited Partner.
Section 2.8    Admission of Limited Partners
Each Person whose name is set forth in the Register of Partners under the caption “Limited Partners” agrees to continue as a Limited Partner of the Partnership upon their execution of this Agreement. The General Partner agrees to continue as the General Partner of the Partnership upon its execution of this Agreement. Additional Limited Partners may be admitted to the Partnership in accordance with Section 6.1. Admission as a Limited Partner (including a Limited Partner admitted after the date hereof) will not change a Person’s employment status with any Affiliate of the Partnership or make any such Person an employee of the Partnership.
Section 2.9    Withdrawal of Initial Limited Partner
Immediately following the admission of the Limited Partners to the Partnership pursuant to Section 2.8, the Initial Limited Partner shall (i) receive a return of its original capital contribution, if any, (ii) withdraw as a Partner of the Partnership, and (iii) have no further right, interest or obligation of any kind whatsoever as a Partner in the Partnership.
Section 2.10    Effective Date
Each of the Limited Partners hereto hereby agrees that their respective rights, duties and obligations pursuant to this Agreement shall have effect from the Effective Date, as between the parties hereto, and the parties agree to account to each other accordingly.
Section 2.11    Register
The General Partner shall cause to be maintained at the principal office of the Partnership or at such other place as the Partnership Law may permit the Register of Partners which shall include such information as may be required by the Partnership Law. The Register of Partners shall not form part of this Agreement. The General Partner shall from time to time, update the Register of Partners as required by the Partnership Law to accurately reflect the information therein and no action of any partner shall be required to amend or update the Register of Partners. The Register of Partners shall be open to inspection by all Limited Partners at any time for any purpose reasonably related to such Limited Partner’s interest in the Partnership and shall be available for inspection by such Limited Partner only with the consent of the General Partner.
ARTICLE 3
CAPITAL
Section 3.1    Contributions to Capital
(a)     No Partner shall be obligated, nor shall any Partner have any right, to make any contribution to the capital of the Partnership, except as may be agreed from time to time between such Partner and the General Partner and other than as specified in this Section 3.1. No Limited Partner shall be obligated to restore any deficit balance in his Capital Account.
(b)    To the extent, if any, that at the time of the Final Distribution (or the equivalent term, in each case, as defined in each of the Fund LP Agreements) or at any time prior thereto (whether pursuant to the provisions of the applicable Fund LP Agreement, upon the determination of the applicable Fund General Partner or otherwise), it is determined that the Partnership, as a holder, directly or indirectly, of equity interests in a Fund General Partner, is required to make any Clawback Payment with respect to any of the Funds, each Limited Partner that holds an Interest in the particular Class or tranche of Interests to which such Clawback Payment relates, shall be required to participate in such payment and contribute to the Partnership, for ultimate distribution to the limited partners of the relevant Fund, an amount equal to such Limited Partner’s Clawback Share of any Clawback Payment, but not in any event in excess of the cumulative amount theretofore distributed to such Limited Partner with respect to the Operating Profit attributable to such Fund. For purposes of determining each applicable Limited Partner’s required contribution, each such Limited Partner’s allocable share of any Escrow Account (or the equivalent term, in each case, as defined in the Fund LP Agreements), to the extent applied to satisfy any portion of a Clawback Payment, shall be treated as if it had been distributed to such Limited Partner and re-contributed by such Limited Partner pursuant to this Section 3.1(b) at the time of such application.
(c)    Certain Fund GP Agreements (i) authorize the payment of awards to Apollo personnel or others of amounts sourced from Carried Interest Revenues and based on the performance of one or more (but fewer than all) portfolio investments of the applicable Fund, and (ii) require participants in the Fund GP’s carried interest plan to return distributions to the extent it is subsequently determined that the return is necessary to enable the Fund GP to satisfy obligations associated with such an award. If a GCP III Intermediate Pooling Vehicle is called upon to return a distribution of Carried Interest Revenues to a Fund GP in these circumstances, and any portion of such amount is determined to have been attributable to amounts previously distributed through the Partnership to any Limited Partner, each such Limited Partner is required to return to the Partnership, on demand by the General Partner, an equitable share of the amount required to be restored to the Fund GP as determined by the General Partner. Any such returned amount is to be applied exclusively for the purpose described in this section.
(d)    For the avoidance of doubt, the aggregate Clawback Payments required to be made by the Limited Partners hereunder with respect to any Fund shall not exceed the aggregate amount of distributions actually received by the Partnership from the applicable Fund General Partner that are attributable to Carried Interest Revenues, net of any amounts returned pursuant to the preceding section.
Section 3.2    Rights of Partners in Capital
(a)     No Partner shall be entitled to interest on any capital contributions to the Partnership.
(b)    No Partner shall have the right to distributions or the return of any contribution to the capital of the Partnership except (i) for distributions in accordance with Section 4.1 or (ii) upon the winding up and dissolution of the Partnership. The entitlement to any such return at such time shall be limited to the value of the Capital Account of the Partner. The General Partner shall not be liable for the return of any such amounts.
Section 3.3    Capital Accounts
(a)    The Partnership shall maintain for each Partner a separate Capital Account in accordance with the provisions of Treas. Reg. section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the terms of this Agreement.
(b)    Each Partner’s Capital Account shall have an initial balance of zero.

(c)    Each Partner’s Capital Account shall be increased by the sum of:
(i)    the amount of cash and the net value of any securities or other property constituting additional contributions by such Partner to the capital of the Partnership permitted pursuant to Section 3.1; plus
(ii)    the portion of any Operating Profit allocated to such Partner’s Capital Account pursuant to Section 3.4; plus
(iii)    such Partner’s allocable share of any decreases in any reserves recorded by the Partnership pursuant to Section 3.8 and any receipts determined to be applicable to a prior period pursuant to Section 3.8(b), to the extent the General Partner determines that, pursuant to any provision of this Agreement, such item is to be credited to such Partner’s Capital Account on a basis which is not in accordance with the current respective Points of all Partners.
(d)    Each Partner’s Capital Account shall be reduced by the sum of (without duplication):
(i)    the portion of any Operating Loss allocated to such Partner’s Capital Account pursuant to Section 3.4; plus
(ii)    the amount of any cash and the net value of any property distributed to such Partner pursuant to Section 4.1 or Section 8.1, including any amount deducted pursuant to Section 4.2 or Section 5.4 from any such amount distributed; plus
(iii)    any withholding taxes or other items payable by the Partnership and allocated to such Partner pursuant to Section 5.4(b), any increases in any reserves recorded by the Partnership pursuant to Section 3.8 and any payments determined to be applicable to a prior period pursuant to Section 3.8(b), to the extent the General Partner determines that, pursuant to any provision of this Agreement, such item is to be charged to such Partner’s Capital Account on a basis which is not in accordance with the current respective Points of all Partners.
(e)    If securities and/or other property are to be distributed in kind to the Partners or Retired Partners, including in connection with a liquidation pursuant to Section 8.1, they shall first be written up or down to their fair market value as of the date of such distribution, thus creating gain or loss for the Partnership, and the value of the securities and/or other property received by each Partner and each Retired Partner as so determined shall be debited against such Person’s Capital Account at the time of distribution.
(f)    Within each Capital Account a separate sub-account may be established by the General Partner for each Class or tranche of Interests held by each Partner.
(g)    The General Partner, in its capacity as the general partner of the GCP III Intermediate Pooling Vehicles, may elect to further establish a notional capital account at the level of each such GCP III Intermediate Pooling Vehicle to correspond with each capital account or sub-account established at the level of the Partnership and the tranches or Classes of Interests established at the level of the Partnership.

Section 3.4    Allocation of Profit and Loss
(a)    Operating Profit or Operating Loss for any Fiscal Year shall be allocated to the Partners so as to produce Capital Accounts for the Partners (such Capital Accounts computed after taking into account any other Operating Profit or Operating Loss for the Fiscal Year in which such event occurred and all distributions pursuant to Article 4 with respect to such Fiscal Year and after adding back each Partner’s share, if any, of Partner Nonrecourse Debt Minimum Gain, as defined in Treasury Regulations sections 1.704 - 2(b)(2) and 1.704 - 2(i), or Partnership Minimum Gain, as defined in Treasury Regulations sections 1.704 - 2(b)(2) and 1.704 - 2(d)) such that a distribution of an amount of cash equal to such Capital Account balances in accordance with such Capital Account balances would be in the amounts, sequence and priority set forth in Article 4; provided, however, that the General Partner may allocate Operating Profit and Operating Loss and items thereof in such other manner as it determines in its sole and absolute discretion to be appropriate to reflect the Partners’ interests in the Partnership, including with respect to Operating Profit that relates to a particular Fund Investment, is borne by the Limited Partners.
(b)    To the extent that the allocations of Operating Loss contemplated by Section 3.4(a) would cause the Capital Account of any Limited Partner to be less than zero, such Operating Loss shall to that extent instead be allocated to and debited against the Capital Account of the General Partner (or, at the direction of the General Partner, to those Limited Partners who are members of the General Partner in proportion to their limited partnership interests in the General Partner). Following any such adjustment pursuant to this Section 3.4(b) with respect to any Limited Partner, any Operating Profit for any subsequent Fiscal Year which would otherwise be credited to the Capital Account of such Limited Partner pursuant to Section 3.4(a) shall instead be credited to the Capital Account of the General Partner (or relevant Limited Partners) until the cumulative amounts so credited to the Capital Account of the General Partner (or relevant Limited Partners) with respect to such Limited Partner pursuant to this Section 3.4(b) is equal to the cumulative amount debited against the Capital Account of the General Partner (or relevant Limited Partners) with respect to such Limited Partner pursuant to this Section 3.4(b).
(c)    Each Limited Partner’s rights and entitlements as a Limited Partner are limited to the rights to receive allocations and distributions of Operating Profit expressly conferred by this Agreement and any Other Agreement entered into pursuant to Section 9.1(b) and the other rights expressly conferred by this Agreement and any such Other Agreement or required by the Partnership Law, and a Limited Partner shall not be entitled to any other allocations, distributions or payments in respect of his interest, or to have or exercise any other rights, privileges or powers.
(d)    Operating Profit and Operating Loss shall be determined on a daily, monthly or other basis, as reasonably approved by the General Partner using any permissible method under section 706 and the Treasury Regulations thereunder. If any Limited Partner shall be admitted to the Partnership, retire from the Partnership or assigned additional Points at different times during the Partnership’s Fiscal Year, Operating Profit or Operating Loss shall be allocated among the

Limited Partners on such proper basis as the General Partner shall determine consistent with the applicable requirements under section 706 of the Code.
Section 3.5    Tax Allocations
(a)    For United States federal, state and local income tax purposes, Partnership income, gain, loss, deduction or credit (or any item thereof) for each Fiscal Year shall be allocated to and among the Partners in order to reflect the allocations of Operating Profit and Operating Loss pursuant to the provisions of Section 3.4 for such Fiscal Year; provided that any taxable income or loss associated with any Book-Tax Difference shall be allocated for tax purposes in accordance with the principles of section 704(c) of the Code in any such manner (as is permitted under that Code section and the Treasury Regulations promulgated thereunder) as determined by the General Partner.
(b)    If any Partner or Partners are treated for United States federal income tax purposes as realizing ordinary income because of receiving interests in the Partnership (whether under section 83 of the Code or under any similar provision of any law, rule or regulation, the issuance of such interests may, in the General Partner’s discretion, be treated as a payment of the relevant cash amount by the Partnership to the issued Partner and, subsequently, a contribution of such cash amount by such Partner to the Partnership. Upon such issuance, all Partnership assets may, in the General Partner’s discretion, be adjusted to equal their respective fair market values (as determined by the General Partner) in connection with such issuance and, immediately following such issuance, no Book-Tax Difference shall be reflected with respect to the issued Partner for such interests. Any deduction arising from the issuance of such interests shall be allocated to and among the Partners whose distributions are reduced as a result of such issuance.
Section 3.6    Tax Treatment of Interests in the Partnership
(a)    The Partnership and each Partner agree to treat the Interests as a “Profits Interest” with respect to the Partnership within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343. In accordance with Rev. Proc. 2001-43, 2001-2 C.B. 191, the Partnership shall treat a Partner holding an Interest as the owner of such Interest from the date such Interest was issued, and shall file its IRS form 1065, and issue appropriate Schedule K-1s to such Partner, allocating to such Partner its distributive share of all items of income, gain, loss, deduction and credit associated with such Interest as if it were fully vested. Each such Partner agrees to take into account such distributive share in computing its United States federal income tax liability for the entire period during which it holds the Interest. Except as required pursuant to a “Determination” as defined in section 1313(a) of the Code, none of the Partnership or any Partner shall claim a deduction (as wages, compensation or otherwise) for the fair market value of such Interest issued to a Partner in respect of the Partnership, either at the time of grant of the Interest, or at the time the Points assigned to the holder of the Interest become substantially vested. The undertakings contained in this Section 3.6 shall be construed in accordance with section 4 of Rev. Proc. 2001-43. The provisions of this Section 3.6 shall apply regardless of whether or not the holder of an Interest files an election pursuant to section 83(b) of the Code. This Section 3.6 shall apply only to an Interest granted while Rev. Proc. 93-27, 1993-2 C.B. 343 and Rev. Proc. 2001-43, 2001-2 C.B. 191, remain in effect.

(b)    The Partners agree that, in the event the Safe Harbor Regulation is finalized, the Partnership shall be authorized and directed to make the Safe Harbor Election, and the Partnership and each Partner (including any Person to whom an interest in the Partnership is transferred in connection with the performance of services) agrees to comply with all requirements of the Safe Harbor with respect to all interests in the Partnership transferred in connection with the performance of services while the Safe Harbor Election remains effective. The General Partner shall be authorized to (and shall) prepare, execute, and file the Safe Harbor Election. The General Partner shall cause the Partnership to make any allocations of items of income, gain, loss, deduction or expense (including forfeiture allocations) necessary or appropriate to effectuate and maintain the Safe Harbor Election.
Section 3.7    AEOI
(a)    Each Limited Partner:
(i)    shall provide, in a timely manner, such information regarding the Limited Partner and its beneficial owners and/or controlling persons and such forms or documentation as may be requested from time to time by the General Partner or the Partnership to enable the Partnership to comply with the requirements and obligations imposed on it pursuant to AEOI and shall update such information as necessary;
(ii)    acknowledges that any such forms or documentation provided to the Partnership or its agents pursuant to clause (i), or any financial or account information with respect to the Limited Partner’s investment in the Partnership, may be disclosed to any Governmental Authority which collects information in accordance with AEOI and to any withholding agent where the provision of that information is required by such agent to avoid the application of any withholding tax on any payments to the Partnership;
(iii)    shall waive, and/or shall cooperate with the Partnership to obtain a waiver of, the provisions of any law which prohibits the disclosure by the Partnership, or by any of its agents, of the information or documentation requested from the Limited Partner pursuant to clause (i), prohibits the reporting of financial or account information by the Partnership or its agents required pursuant to AEOI or otherwise prevents compliance by the Partnership with its obligations under AEOI;
(iv)    acknowledges that, if it provides information and documentation that is in any way misleading, or it fails to provide and/or update the Partnership or its agents with the requested information and documentation necessary, in either case, to satisfy the Partnership’s obligations under AEOI, the Partnership may (whether or not such action or inaction leads to compliance failures by the Partnership, or a risk of the Partnership or its investors being subject to withholding tax or other penalties under AEOI) take any action and/or pursue all remedies at its disposal, including compulsory withdrawal of the Limited Partner, and may hold back from any withdrawal proceeds, or deduct from the Limited Partner’s Capital Account, any liabilities, costs, expenses or taxes caused (directly or indirectly) by the Limited Partner’s action or inaction; and

(v)    shall have no claim against the Partnership, or its agents, for any form of damages or liability as a result of actions taken or remedies pursued by or on behalf of the Partnership in order to comply with AEOI.
(b)    The Limited Partner hereby indemnifies the General Partner and the Partnership and each of their respective partners, members, managers, officers, directors, employees and agents and holds them harmless from and against any AEOI-related liability, action, proceeding, claim, demand, costs, damages, expenses (including legal expenses), penalties or taxes whatsoever which such Person may incur as a result of any action or inaction (directly or indirectly) of such Limited Partner (or any Related Party) described in Section 3.7(a)(i) through (iv). This indemnification shall survive the Limited Partner’s death or disposition of its interests in the Partnership.
Section 3.8    Reserves; Adjustments for Certain Future Events
(a)    Appropriate reserves may be created, accrued and charged against the Operating Profit or Operating Loss for contingent liabilities, if any, as of the date any such contingent liability becomes known to the General Partner or as of each other date as the General Partner deems appropriate, such reserves to be in the amounts which the General Partner deems necessary or appropriate (whether or not in accordance with generally accepted accounting principles). The General Partner may increase or reduce any such reserve from time to time by such amounts as the General Partner deems necessary or appropriate. The amount of any such reserve, or any increase or decrease therein, shall be proportionately charged or credited, as appropriate, to the Capital Accounts of those Persons who are Partners at the time when such reserve is created, increased or decreased, as the case may be, in proportion to their respective Points at such time; provided that the amount of such reserve, increase or decrease may instead be charged or credited to those Persons who were Partners at the time, as determined by the General Partner, of the act or omission giving rise to the contingent liability for which the reserve item was established in proportion to their respective Points at that time. The amount of any such reserve charged against the Capital Account of a Partner shall reduce the distributions such Partner would otherwise be entitled to under Section 4.1 or Section 8.1 hereof; and the amount of any such reserve credited to the Capital Account of a Partner shall increase the distributions such Partner would otherwise be entitled to under Section 4.1 or Section 8.1 hereof.
(b)    If at any time an amount is paid or received by the Partnership and such amount was not accrued or reserved for but would nevertheless, in accordance with the Partnership’s accounting practices, be treated as applicable to one or more prior periods, then such amount may be proportionately charged or credited by the General Partner, as appropriate, to those Persons who were Partners during such prior period or periods, based on each such Partner’s Points for such applicable period.
(c)    Any amount required to be charged pursuant to Section 3.8(a) or (b) shall be debited against the current balance in the Capital Account of the affected Partners. To the extent that the aggregate current Capital Account balances of such affected Partners are insufficient to cover the full amount of the required charge, the deficiency shall be debited against the Capital Accounts of the other Partners in proportion to their respective Capital Account balances at such time; provided that each such other Partner shall be entitled to a preferential allocation, in proportion to and to the extent of such other Partner’s share of any such deficiency, together with a carrying charge at a rate equal to the Reference Rate, of any Operating Profit that would otherwise have been allocable after the date of such charge to the Capital Accounts of the affected Partners whose Capital Accounts were insufficient to cover the full amount of the required charge. In no event shall a current or former Partner be obligated to satisfy any amount required to be charged pursuant to Section 3.8(a) or (b) other than by means of a debit against such Partner’s Capital Account.

Section 3.9	Finality and Binding Effect of General Partner’s Determinations
All matters concerning the determination, valuation and allocation among the Partners with respect to any profit or loss of the Partnership and any associated items of income, gain, deduction, loss and credit, pursuant to any provision of this Article 3, including any accounting procedures applicable thereto, shall be determined by the General Partner unless specifically and expressly otherwise provided for by the provisions of this Agreement, and such determinations and allocations shall be final and binding on all the Partners.
ARTICLE 4
DISTRIBUTIONS
Section 4.1    Distributions
(a)    The General Partner shall use reasonable efforts to cause the Partnership to distribute, as promptly as reasonably practicable after receipt by the Partnership (not more frequently than quarterly), any available cash or property attributable to items included in the determination of Operating Profit, subject to the provisions of the applicable Fund LP Agreements and the retention of such reserves as the General Partner considers appropriate for purposes of the prudent and efficient financial operation of the Partnership’s business including in accordance with Section 3.8. Any such distributions shall be made to the Limited Partners separately with respect to the Interests held by the applicable Limited Partners in the particular Class or tranche of Interests to which such distributions relate in proportion to the respective Points of such Limited Partners with respect to such Class or tranche of Interests, determined (i) in the case of any amount of cash or property received from any of the applicable Fund General Partners that is attributable to the disposition of a Portfolio Investment by the applicable Fund, as of the date of such disposition by such Fund, and (ii) in any other case, as of the date of receipt of such cash or property by the Partnership, in each case, as determined by the General Partner; provided, however, that any cash or other property that the General Partner determines is attributable to a Book-Tax Difference shall be distributed to the Limited Partners that are entitled to a share of such Book-Tax Difference pursuant to the definition of “Book-Tax Difference,” with any such distribution to be in the proportion that each such Limited Partner’s allocated share of the applicable Book-Tax Difference bears to the total Book-Tax Difference of the asset giving rise to the cash or property.
(b)    Distributions of amounts attributable to Operating Profit and Book-Tax Difference shall be made in cash; provided, however, that if the Partnership receives a distribution from a Fund General Partner in the form of property other than cash, the General Partner may distribute such property in kind to Partners in proportion to their respective Points pertaining to the Class or tranche of Interests to which such distributions relate.
(c)    Any distributions or payments in respect of the interests of Limited Partners unrelated to Operating Profit or Book-Tax Difference shall be made at such time, in such manner and to such Limited Partners as the General Partner shall determine.
(d)    Except as the General Partner otherwise may determine, any Newly-Admitted Limited Partner shall have the right, after the distribution of any amounts attributable to Book-Tax Differences present at the time of such Newly-Admitted Limited Partner’s admission pursuant to the proviso of Section 4.1(a) to the other Limited Partners, to receive a special distribution of the Catch Up Amount.
(i)    Any such special distribution of the Catch Up Amount shall be in addition to the distributions to which the Newly-Admitted Limited Partner is entitled pursuant to Section 4.1(a) and shall be made to the Newly-Admitted Limited Partner (or, if there is more than one such Newly-Admitted Limited Partner, pro rata to all such Newly-Admitted Limited Partners based on the aggregate amount of such distributions each such Newly-Admitted Limited Partner has not yet received) from amounts otherwise distributable to the other Limited Partners from whom or from which the Points allocated to such Newly-Admitted Limited Partner(s) were reallocated (including from distributions of Book-Tax Difference arising after such Newly-Admitted Limited Partner’s admission), and shall reduce the amounts distributable to such other Limited Partners pursuant to Section 4.1(a), until each applicable Newly-Admitted Limited Partner has received an amount equal to the applicable Catch Up Amount. Any such Catch Up Amount shall be determined by the General Partner, and the General Partner may determine any such Catch Up Amount separately with respect to any Class or tranche of Interests, in each case, in its sole and absolute discretion.
(ii)    Any reallocation of Points pursuant to Article 7 shall include the right to receive any Catch Up Amount associated with such Points and shall succeed to any Book-Tax Difference accounts associated with such Points, except to the extent that the General Partner determines that the inclusion of such right would be inconsistent with the treatment of the reallocation of Points to such Limited Partner as a “profits interest” for income tax purposes.
(e)    Cash or property that the General Partner determines is associated with Operating Profit that has been specially allocated to a Limited Partner shall be distributed to such Limited Partner.   The General Partner, in its sole and absolute discretion, shall make such determinations regarding distributions of cash and property that it determines are associated with such special allocations as are necessary to ensure that the manner in which distributions are made is consistent with the purpose, and benefits and burdens, of such special allocations.
(f)    Notwithstanding anything to the contrary in this Agreement, if the General Partner determines, in its sole and absolute discretion, that all or a portion of the cash or property received by the Partnership from a GCP III Intermediate Pooling Vehicle constitutes cash or property which the Partnership (or such GCP III Intermediate Pooling Vehicle) is not entitled to receive pursuant to the governing documents of the applicable Fund General Partner or otherwise, then the General Partner may, in its sole and absolute discretion, cause the Partnership (or cause the general partner of such GCP III Intermediate Pooling Vehicle to cause such GCP III Intermediate Pooling Vehicle) to return such cash or property to such Fund General Partner, or otherwise make such adjustments as it deems necessary or advisable such that the Partnership (or such GCP III Intermediate Pooling Vehicle) shall not receive the economic benefits associated with the receipt of such cash or property.
Section 4.2    Withholding of Certain Amounts
(a)    If the Partnership incurs a withholding or other tax obligation (a “Tax Obligation”) with respect to the share of Partnership income allocable to any Partner (including pursuant to section 6225 of the BBA Audit Rules), then the General Partner, without limitation of any other rights of the Partnership, may cause the amount of such Tax Obligation to be debited against the Capital Account of such Partner when the Partnership pays such Tax Obligation, and any amounts then or thereafter distributable to such Partner shall be reduced by the amount of such taxes. If the amount of such taxes is greater than any such then distributable amounts, then such Partner and any successor to such Partner’s interest shall indemnify and hold harmless the Partnership and the General Partner against, and shall pay to the Partnership as a contribution to the capital of the Partnership, upon demand of the General Partner, the amount of such excess.
(b)    If a Tax Obligation is required to be paid by the Partnership (including with respect to a tax liability imposed under section 6225 of the BBA Audit Rules) and the General Partner determines that such amount is allocable to the interest in the Partnership of a Person that is at such time a Partner, such Tax Obligation shall be treated as being made on behalf of or with respect to such Partner for purposes of this Section 4.2(b) whether or not the tax in question applies to a taxable period of the Partnership during which such Partner held an interest in the Partnership. To the extent that any liability with respect to a Tax Obligation (including a liability imposed under section 6225 of the BBA Audit Rules) relates to a former Partner that has withdrawn (including compulsorily pursuant to Section 3.7), sold, assigned, pledged, mortgaged, charged, or otherwise transferred all or a part of its interest in the Partnership, such former Partner (which in the case of a partial withdrawal, sale, assignment, pledge, mortgage, charge or other transfer shall include a continuing Partner with respect to the portion of its interests in the Partnership so withdrawn, sold, assigned, pledged, mortgaged, charged or transferred) shall indemnify the Partnership for its allocable portion of such liability, unless otherwise agreed to by the General Partner in writing. Each Partner acknowledges that, notwithstanding the sale, assignment, pledge, mortgage, charge, or other transfer of all or any portion of its interest in the Partnership, it may remain liable, pursuant to this Section 4.2(b), for tax liabilities with respect to its allocable share of income and gain of the Partnership for the Partnership’s taxable years (or portions thereof) prior to such sale, assignment, pledge, mortgage, charge, or other transfer, as applicable (including any such liabilities imposed under section 6225 of the BBA Audit Rules).
(c)    The General Partner may (i) withhold from any distribution to any Limited Partner pursuant to this Agreement and (ii) arrange the withholding from any distribution from any Co-Investors (A) Entity to such Limited Partner any other amounts due from such Limited Partner or a Related Party (without duplication) to the Partnership, any Co-Investors (A) Entity or to any other Affiliate of AGM pursuant to any binding agreement or published policy to the extent not otherwise paid. Any amounts so withheld shall be applied by the General Partner to discharge the obligation in respect of which such amounts were withheld.
Section 4.3    Limitation on Distributions
Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not make a distribution to any Partner on account of his interest in the Partnership if such distribution would violate the Partnership Law or other applicable law.
Section 4.4    Distributions in Excess of Basis
Notwithstanding anything in this Agreement to the contrary, the General Partner may refrain from making, at any time prior to the commencement of the winding up of the Partnership, all or any portion of any cash distribution that otherwise would be made to a Partner or Retired Partner, if such distribution would exceed such Person’s United States federal income tax basis in the Partnership. Any amount that is not distributed to a Partner or Retired Partner due to the preceding sentence, as determined by the General Partner, either shall be retained by the Partnership on such Person’s behalf or loaned to such Person. Subject to the first sentence of this Section 4.4, 100% of any or all subsequent cash distributions shall be distributed to such Person (or, if there is more than one such Person, pro rata to all such Persons based on the aggregate amount of distributions each such Person has not yet received) until each such Person has received the same aggregate amount of distributions such Person would have received had distributions to such Person not been deferred pursuant to this Section 4.4. If any amount is loaned to a Partner or Retired Partner pursuant to this Section 4.4, (a) any amount thereafter distributable to such Person shall be applied to repay the principal amount of such loan, and (b) interest, if any, accrued or received by the Partnership on such loan shall be allocated and distributed to such Person. Any such loan shall be repaid no later than immediately prior to the winding up of the Partnership. Until such repayment, for purposes of any determination hereunder based on amounts distributed to a Person, the principal amount of such loan shall be treated as having been distributed to such Person.
ARTICLE 5
MANAGEMENT
Section 5.1    Rights and Powers of the General Partner
(a)    Subject to the terms and conditions of this Agreement, the General Partner shall have complete and exclusive responsibility (i) for all management decisions to be made on behalf of the Partnership and (ii) for the conduct of the business and affairs of the Partnership.
(b)    Without limiting the generality of the foregoing, the General Partner shall have full power and authority to execute, deliver and perform such contracts, agreements and other undertakings, and to engage in all activities and transactions, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business contemplated by this Section 5.1, including, without in any manner limiting the generality of the foregoing, contracts, agreements, undertakings and transactions with any Partner or with any other Person having any business, financial or other relationship with any Partner or Partners. The Partnership, and the General Partner on behalf of the Partnership, may enter into and perform the governing documents of the GCP III Intermediate Pooling Vehicles and any documents contemplated thereby or related thereto and any amendments thereto, without any further act, vote or approval of any Person, including any Partner, notwithstanding any other provision of this Agreement. The General Partner is hereby authorized to enter into the documents described in the preceding sentence on behalf of the Partnership, but such authorization shall not be deemed a restriction on the power of the General Partner to enter into other documents on behalf of the Partnership.
(c)    The Partnership Representative shall be permitted to take any and all actions under the BBA Audit Rules (including making or revoking the election referred to in section 6226 of the BBA Audit Rules and all other applicable tax elections) and to act as the Partnership Representative thereunder, and shall have any powers necessary to perform fully in such capacity, in consultation with the General Partner if the General Partner is not the Partnership Representative. The General Partner shall (or shall cause another Partnership Representative to) promptly inform the Limited Partners of any tax deficiencies assessed or proposed to be assessed (of which a Partnership Representative or the General Partner is actually aware) by any taxing authority against the Partnership or the Limited Partners. Notwithstanding anything to the contrary contained herein, the acts of the General Partner (and with respect to applicable tax matters, any other Partnership Representative) in carrying on the business of the Partnership as authorized herein shall bind the Partnership. Each Partner shall upon request supply the information necessary to properly give effect to any elections described in this Section 5.1(c) or to otherwise enable a Partnership Representative to implement the provisions of this Section 5.1(c) (including filing tax returns, defending tax audits or other similar proceedings and conducting tax planning). The Limited Partners agree to reasonably cooperate with the Partnership or the General Partner, and undertake any action reasonably requested by the Partnership or the General Partner, in connection with any elections made by the Partnership Representative or as determined to be reasonably necessary by the Partnership Representative under the BBA Audit Rules.
(d)    Each Partner agrees not to treat, on his United States federal income tax return or in any claim for a refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item by the Partnership. The General Partner shall have the exclusive authority to make any elections required or permitted to be made by the Partnership under any provisions of the Code or any other law.
Section 5.2    Delegation of Duties
(a)    Subject to Section 5.1, the General Partner may delegate to any Person or Persons any of the duties, powers and authority vested in it hereunder on such terms and conditions as it may consider appropriate.
(b)    Without limiting the generality of Section 5.2(a), the General Partner shall have the power and authority to appoint any Person, including any Person who is a Limited Partner, to provide services to and act as an employee or agent of the Partnership and/or General

Partner, with such titles and duties as may be specified by the General Partner; provided that such services and activities fall within the “safe harbor” provisions set out in section 20(2) of the Partnership Law or otherwise do not cause such Limited Partner to take part in the conduct of the business of the Partnership. Any Person appointed by the General Partner to serve as an employee or agent of the Partnership shall be subject to removal at any time by the General Partner; and shall report to and consult with the General Partner at such times and in such manner as the General Partner may direct.
(c)    Any Person who is a Limited Partner and to whom the General Partner delegates any of its duties pursuant to this Section 5.1(c) or any other provision of this Agreement shall be subject to the same standard of care, and shall be entitled to the same rights of indemnification and exoneration, applicable to the General Partner under and pursuant to Section 5.7, unless such Person and the General Partner mutually agree to a different standard of care or right to indemnification and exoneration to which such Person shall be subject.
Section 5.3    Transactions with Affiliates
To the fullest extent permitted by applicable law, the General Partner (or any Affiliate of the General Partner), when acting on behalf of the Partnership, is hereby authorized to (a) purchase property from, sell property to, lend money to or otherwise deal with any Affiliates, any Limited Partner, the Partnership, any of the Fund General Partners or Funds or any Affiliate of any of the foregoing Persons, and (b) obtain services from any Affiliates, any Limited Partner, the Partnership, any of the Fund General Partners or Funds or any Affiliate of the foregoing Persons.
Section 5.4    Expenses
(a)    The Partnership shall bear all ordinary course costs and expenses arising in connection with the organization and operations of the Partnership; provided, that the General Partner may, in its sole and absolute discretion, allocate certain costs or expenses to a particular Class or tranche of Interests, in which case only the Limited Partners holding Interests in respect of such Class or tranche shall bear such costs or expenses.
(b)    Any withholding taxes payable by the Partnership, to the extent determined by the General Partner to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Partners, shall be allocated among and debited against the Capital Accounts of only those Partners on whose behalf such payments are made or whose particular circumstances gave rise to such payments in accordance with Section 4.2.
Section 5.5    Rights of Limited Partners
(a)    Limited Partners shall have no right to take part in the management, control or conduct of the Partnership’s business, nor shall they have any right or authority to act for the Partnership or to vote on matters other than as set forth in this Agreement or as required by applicable law.
(b)    Without limiting the generality of the foregoing and to the maximum extent permitted under the Partnership Law, the General Partner shall have the full and exclusive authority, without the consent of any Limited Partner, to compromise the obligation of any Limited Partner to make a capital contribution or to return money or other property paid or distributed to such Limited Partner.
(c)    Nothing in this Agreement shall entitle any Partner to any compensation for services rendered to or on behalf of the Partnership as an agent or in any other capacity, except for any amounts payable in accordance with this Agreement.
(d)    Subject to the Fund LP Agreements and to full compliance with AGM’s code of ethics and other written policies relating to personal investment and any other transactions, admission into the Partnership as a Limited Partner of the Partnership shall not prohibit a Limited Partner from purchasing or selling as a passive investor any interest in any asset.
Section 5.6    Other Activities of General Partner
Nothing in this Agreement shall prohibit the General Partner from engaging in any activity other than acting as General Partner hereunder.
Section 5.7    Duty of Care; Indemnification
(a)    The General Partner (including, without limitation for this purpose each former and present director, officer, stockholder, partner, member, manager or employee of the General Partner), the Partnership Representative, and each Limited Partner (including any former Limited Partner) in his capacity as such, and to the extent such Limited Partner participates, directly or indirectly, in the Partnership’s activities, whether or not a Retired Partner (each, a “Covered Person” and collectively, the “Covered Persons”), shall not be liable to the Partnership or to any of the other Partners for any loss, claim, damage, liability or expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement (collectively, “Losses”) occasioned by any acts or omissions in the performance of his services hereunder, unless it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Losses are due to an act or omission of a Covered Person (i) made in bad faith or with criminal intent or (ii) that adversely affected any Fund and that failed to satisfy the duty of care owed pursuant to the applicable Fund LP Agreement or as otherwise required by law.
(b)    A Covered Person shall be indemnified to the fullest extent permitted by law by the Partnership against any Losses incurred by or imposed upon him by reason of or in connection with any action taken or omitted by such Covered Person arising out of the Covered Person’s status as a Partner or his activities on behalf of the Partnership, including in connection with any action, suit, investigation or proceeding before any Governmental Authority to which it may be made a party or otherwise involved or with which it shall be threatened by reason of being or having been the General Partner, the Partnership Representative, or a Limited Partner or by reason of serving or having served, at the request of any Fund General Partner, as a director, officer, consultant, advisor, manager, stockholder, member or partner of any enterprise in which any of the Funds has or had a financial interest, including issuers of Portfolio Investments; provided that the Partnership may, but shall not be required to, indemnify a Covered Person with respect to any matter as to which there has been a Final Adjudication that his acts or his failure to act (i) were in bad faith or with criminal intent or (ii) were of a nature that makes indemnification by the Funds unavailable. The right to indemnification granted by this Section 5.7 shall be in addition to any rights to which a Covered Person may otherwise be entitled and shall inure to the benefit of the successors by operation of law or valid assigns of such Covered Person. The Partnership shall pay the expenses incurred by a Covered Person in defending a civil or criminal action, suit, investigation or proceeding in advance of the Final Adjudication of such action, suit, investigation or proceeding, upon receipt of an undertaking by the Covered Person to repay such payment if there shall be a Final Adjudication that he is not entitled to indemnification as provided herein. In any suit brought by the Covered Person to enforce a right to indemnification hereunder it shall be a defense that the Covered Person has not met the applicable standard of conduct set forth in this Section 5.7, and in any suit in the name of the Partnership to recover expenses advanced pursuant to the terms of an undertaking the Partnership shall be entitled to recover such expenses upon Final Adjudication that the Covered Person has not met the applicable standard of conduct set forth in this Section 5.7. In any such suit brought to enforce a right to indemnification or to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to an advancement of expenses, shall be on the Partnership (or any Limited Partner acting derivatively or otherwise on behalf of the Partnership or the Limited Partners). The General Partner may not satisfy any right of indemnity or reimbursement granted in this Section 5.7 or to which it may be otherwise entitled except out of the assets of the Partnership (including, without limitation, insurance proceeds and rights pursuant to indemnification agreements), and no Partner shall be personally liable with respect to any such claim for indemnity or reimbursement. The General Partner may enter into appropriate indemnification agreements and/or arrangements reflective of the provisions of this Article 5 and obtain appropriate insurance coverage on behalf and at the expense of the Partnership to secure the Partnership’s indemnification obligations hereunder. Each Covered Person shall be deemed a third party beneficiary (to the extent not a direct party hereto) to this Agreement and, in particular, the provisions of this Article 5, may enforce any rights granted to it pursuant to this Agreement in its own right as if it were a party to this Agreement, and shall be entitled to the benefit of the indemnity granted to the Partnership by each of the Funds pursuant to the terms of the Fund LP Agreements, except to the extent otherwise determined by the General Partner, in its sole and absolute discretion.
(c)    To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or the Partners, the Covered Person shall not be liable to the Partnership or to any Partner for his good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity to the Partnership or the Partners, are agreed by the Partners to replace such other duties and liabilities of each such Covered Person.
(d)    To the fullest extent permitted by law, notwithstanding any of the foregoing provisions of this Section 5.7, the Partnership may but shall not be required to indemnify (i) a Retired Partner (or any other former Limited Partner) with respect to any claim for indemnification or advancement of expenses arising from any conduct occurring more than six months after the date of such Person’s retirement (or other withdrawal or departure), or (ii) a Limited Partner with respect to any claim for indemnification or advancement of expenses as a director, officer or agent of the issuer of any Portfolio Investment to the extent arising from conduct in such capacity occurring more than six months after the complete disposition of such Portfolio Investment by the applicable Fund, or (iii) any Person to the extent the General Partner so determines.
Section 5.8    Discretion; Good Faith
Except as otherwise expressly provided herein or as required by law, each power and authority vested in the General Partner by or pursuant to any provisions of this Agreement or the Partnership Law shall be construed as being exercisable by the General Partner in its sole and absolute discretion. To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever the General Partner is authorized to make a decision (a) in its discretion, the General Partner shall be entitled to consider only such interests and factors as it desires, including its and its Affiliates’ own interests, and shall otherwise have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or any other Person, or (b) in its good faith or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standard, and may exercise its discretion differently with respect to different Limited Partners.
ARTICLE 6
ADMISSIONS, TRANSFERS AND WITHDRAWALS
Section 6.1    Admission of Additional Limited Partners; Effect on Points
(a)    The General Partner may at any time admit as an additional Limited Partner any Person who has agreed to be bound by and to adhere to this Agreement and may assign Points to such Person and/or increase the Points of any existing Limited Partner, in each case, subject to and in accordance with Section 7.1. Notwithstanding anything to the contrary in this Agreement, an assignment of Points to a Limited Partner in one year shall not create an entitlement to, or an expectation of, an assignment or allocation of additional Points to such Limited Partner at any subsequent time.
(b)    Each additional Limited Partner shall execute either a counterpart to this Agreement or a separate instrument evidencing, to the satisfaction of the General Partner, such Limited Partner’s intent to become a Limited Partner and to adhere to and be bound by the provisions of this Agreement, and shall be admitted as a Limited Partner upon such execution.
Section 6.2    Admission of Additional General Partner
The General Partner may admit one or more additional general partners at any time without the consent of any Limited Partner. Any additional general partner shall be admitted as a general partner upon its execution of a counterpart signature page to this Agreement, or a separate instrument evidencing their agreement to adhere to and be bound by this Agreement, in a form satisfactory to the General Partner, pursuant to which such person undertakes and agrees to become a General Partner of the Partnership. The incumbent General Partner shall make such filings with the Registrar as are necessary pursuant to the Partnership Law to effect the admission of any general partner to the Partnership.

Section 6.3    Transfer of Interests of Limited Partners
(a)    No voluntary Transfer of any Limited Partner’s interest in the Partnership shall be valid or effective, and no transferee shall become a substituted Limited Partner. In the event of any involuntary Transfer, all of the conditions of the remainder of this Section 6.3 must be satisfied. Any interest in the Partnership that is the subject of a Transfer that does not satisfy the requirements of this Section 6.3 shall be immediately forfeited for no consideration.
(b)    A Limited Partner or his legal representative shall give the General Partner notice within 30 days after any involuntary Transfer, and shall provide sufficient information to allow legal counsel acting for the Partnership to make the determination that the proposed Transfer will not result in any of the following consequences:
(i)    require registration of the Partnership or any interest therein under any securities or commodities laws of any jurisdiction;
(ii)    result in a termination of the Partnership under section 708(b)(1)(B) of the Code or jeopardize the status of the Partnership as a partnership for United States federal income tax purposes; or
(iii)    violate, or cause the Partnership, the General Partner or any Limited Partner to violate, any applicable law, rule or regulation of any jurisdiction.
Such notice must be supported by proof of legal authority and a valid instrument of assignment acceptable to the General Partner and such Transfer shall be subject to approval by the General Partner.
(c)    If any Transfer shall result in multiple ownership of any Limited Partner’s interest in the Partnership, the General Partner may require one or more trustees or nominees whose names will be entered in the Register of Partners, to be designated to hold the legal title to the interest and to represent the entire interest transferred for the purpose of receiving all notices which may be given and all payments which may be made under this Agreement, and for the purpose of exercising the rights which the transferees have pursuant to the provisions of this Agreement. The Partnership shall not otherwise be required to recognize any trust or other beneficial ownership of any interest.
(d)    A transferee shall not be entitled to any rights of a Limited Partner other than to the allocations and distributions attributable to the economic interest in the Partnership transferred to such transferee. No transferee may become a substituted Limited Partner except with the prior written consent of the General Partner (which consent may be given or withheld by the General Partner). Such transferee shall be admitted to the Partnership as a substituted Limited Partner upon execution of a counterpart of this Agreement or such other written instrument, in a form satisfactory to the General Partner, pursuant to which such transferee undertakes and agrees to become a Limited Partner of the Partnership and to adhere to and be bound by the provisions of this Agreement on admission as a Limited Partner. Notwithstanding the above, the Partnership and the General Partner shall incur no liability for allocations and distributions made in good faith to the transferring Limited Partner until a written instrument of Transfer has been received and accepted by the Partnership and recorded on the Register of Partners and the effective date of the Transfer has passed.
(e)    Any other provision of this Agreement to the contrary notwithstanding, to the fullest extent permitted by law, any successor or transferee of any Limited Partner’s interest in the Partnership shall be bound by the provisions hereof. Prior to recognizing any Transfer in accordance with this Section 6.3, the General Partner may require the transferee to make certain representations and warranties to the Partnership and Partners and to accept, adopt and approve in writing all of the terms and provisions of this Agreement.
(f)    In the event of a Transfer or in the event of a distribution of assets of the Partnership to any Partner, the Partnership, at the direction of the General Partner, may, but shall not be required to, file an election under section 754 of the Code and in accordance with the applicable Treasury Regulations, to cause the basis of the Partnership’s assets to be adjusted as provided by section 734 or 743 of the Code.
(g)    The Partnership shall maintain books for the purpose of registering the Transfer of partnership interests in the Partnership. No Transfer of a partnership interest shall be effective until the Transfer of the partnership interest is registered by the General Partner on the Register of Partners.
(h)    In the event of a Transfer of all of a Limited Partner’s interest in the Partnership, such Limited Partner shall remain liable to the Partnership as contemplated by Section 4.2(b) and shall, if requested by the General Partner, expressly acknowledge such liability in such agreements as may be entered into by such Limited Partner in connection with such Transfer.
Section 6.4    Withdrawal of Partners
A Partner in the Partnership may not voluntarily withdraw from the Partnership prior to its dissolution unless so required by the General Partner pursuant to Section 7.2(a)(i)(B). For the avoidance of doubt, any Limited Partner who transfers to a Related Party such Limited Partner’s entire remaining entitlement to allocations and distributions shall remain a Limited Partner, notwithstanding the admission of the transferee Related Party as a Limited Partner, for as long as the transferee Related Party remains a Limited Partner.
Section 6.5    Pledges or Charges
A Limited Partner shall not pledge, charge or grant a security interest in such Limited Partner’s interest in the Partnership.
ARTICLE 7
ALLOCATION OF POINTS; ADJUSTMENTS OF POINTS
AND RETIREMENT OF PARTNERS

Section 7.1    Allocation of Points
(a)    Except as otherwise provided herein, the General Partner shall be responsible for the allocation of Points from time to time to the Limited Partners. The General

Partner may allocate Points to a new Limited Partner and/or increase the Points of any existing Limited Partner at any time; provided that (i) if the General Partner or its designee determines that a Limited Partner has engaged in Bad Acts or violated any of his restrictive covenants in favor of AGM or any of its Affiliates, such Limited Partner’s Points shall be forfeited as of the date of such engagement or violation determined by the General Partner, and (ii) the allocation or reallocation of Points will be on such terms as are consistent with the treatment of the Points as profits interests for U.S. federal income tax purposes. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the Points issued in respect of a particular Class or tranche of Interests shall constitute a “single” pool and entitle the holders hereof to share in all of the Operating Profit and Operating Loss of the Partnership attributable to such Class or tranche of Interests, howsoever derived, on the terms and conditions set forth herein. As of the date hereof, 100,000 Points are reserved for allocation and such number of aggregate Points so reserved shall not be increased or reduced unless otherwise determined by the General Partner.
(b)    Unless otherwise agreed by the General Partner, as a condition to the continued holding by a Limited Partner of any Points, concurrently with the Partnership’s becoming a partner or member of any Fund General Partner after the date hereof, each such Limited Partner shall execute and deliver to the General Partner (or, to the extent provided in an Award Letter or Other Agreement, by filing an election under section 83(b) of the Code, consent to a power of attorney authorizing the General Partner to execute on the Limited Partner’s behalf) the following documents, in form and substance satisfactory to the General Partner: (A) a guarantee or guarantees, for the benefit of such Fund’s investors, of such Limited Partner’s Clawback Share of the Partnership’s obligation to make Clawback Payments, and/or (B) an undertaking to reimburse any Affiliate of AGM for any payment made by it that is attributable to such Limited Partner’s Clawback Share of any Clawback Payment; it being understood that any of the documents contemplated by the foregoing clauses (A) and (B) may authorize the General Partner or its Affiliate to set-off any such Clawback Payment against distributions otherwise payable to such Limited Partner in respect of its Interests in the Partnership or any other Fund with respect to which such Limited Partner has a direct or indirect interest in the Carried Interest Revenues with respect to such Fund.
(c)    Any change to a Limited Partner’s Points pursuant to this Agreement or such Limited Partner’s Award Letter shall apply on a prospective basis only, from and after the effective date of such change.
(d)    The General Partner shall maintain on the books and records of the Partnership a record of the number of Points allocated to each Partner and shall give notice to each Limited Partner of the number of such Limited Partner’s Points upon admission to the Partnership of such Limited Partner and promptly upon any change in such Limited Partner’s Points pursuant to this Article 7 and such notice shall include the calculations used by the General Partner to determine the amount of any such reduction.
(e)    Any Points that are forfeited under this Agreement or a Limited Partner’s Award Letter may be reallocated by the General Partner, in its sole and absolute discretion, to APH or any other Person or Persons. Unless otherwise provided by the General Partner, forfeited Points shall be deemed reallocated to APH.

Section 7.2    Retirement of Partner
(a)    A Limited Partner shall become a Retired Partner upon:
(i)    delivery to such Limited Partner of a notice by the General Partner or any of its Affiliates (A) terminating such Limited Partner’s employment by or service to AGM or an Affiliate thereof, unless otherwise determined by the General Partner or (B) requiring that such Limited Partner withdraw from the Partnership;
(ii)    delivery by such Limited Partner of at least 90 days’ prior written notice to the General Partner, AGM or an Affiliate thereof stating that such Limited Partner elects to resign from or otherwise terminate his employment by or service to AGM or an Affiliate thereof; or
(iii)    the death of the Limited Partner, whereupon the estate of the deceased Limited Partner shall be treated as a Retired Partner in the place of the deceased Limited Partner, or the Disability of the Limited Partner.
(b)    Nothing in this Agreement shall obligate the General Partner to treat Retired Partners alike, and the exercise of any power or discretion by the General Partner in the case of any one such Retired Partner shall not create any obligation on the part of the General Partner to take any similar action in the case of any other such Retired Partner; it being understood that any power or discretion conferred upon the General Partner shall be treated as having been so conferred as to each such Retired Partner separately.
Section 7.3    Effect of Retirement on Points
(a)    The consequences of a Limited Partner’s retirement on his Points shall be set forth in such Limited Partner’s Award Letter(s).
(b)    The right of any Retired Partner to receive distributions pursuant to this Agreement or such Retired Partner’s Award Letter(s) shall be subject to the provision by the General Partner for all liabilities of the Partnership and for reserves for contingencies.
ARTICLE 8
WINDING UP AND DISSOLUTION
Section 8.1    Winding Up and Dissolution of Partnership
(a)    The General Partner, except, where the General Partner is unable to perform this function, a liquidator elected by a majority in interest (determined by Points) of Limited Partners, shall commence the winding-up of the Partnership pursuant to the Partnership Law upon the occurrence of any Winding-Up Event. The General Partner or appointed liquidator shall terminate the business and administrative affairs of the Partnership and commence the winding up of the Partnership’s assets.

(b)    Operating Profit and Operating Loss during the Fiscal Years that include the period of liquidation shall be allocated pursuant to Section 3.4. The proceeds from liquidation shall be distributed in the following manner:
(i)    first, the debts, liabilities and obligations of the Partnership, including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Partnership’s assets to the Partners has been completed, shall be satisfied (whether by payment or by making reasonable provision for payment thereof); and
(ii)    thereafter, the Partners shall be paid amounts in accordance with Article 4.
(c)    Following the completion of the winding up of the Partnership, the General Partner (or the liquidation agent, as applicable) shall execute, acknowledge and cause to be filed a notice of dissolution (the “Notice of Dissolution”) of the Partnership with the Registrar and the winding up of the Partnership shall be complete on the filing of the Notice of Dissolution. This Agreement shall terminate upon the filing of the Notice of Dissolution.
(d)    Anything in this Section 8.1 to the contrary notwithstanding, the General Partner or liquidator may distribute ratably in kind rather than in cash, upon the winding-up of the Partnership, any assets of the Partnership in accordance with the priorities set forth in Section 8.1(b); provided that if any in kind distribution is to be made, the assets distributed in kind shall be valued as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 8.1(b).
                        ARTICLE 9
GENERAL PROVISIONS

Section 9.1	Amendment of Partnership Agreement and Co-Investors (A) Partnership Agreements
(a)    The General Partner may amend this Agreement (including the Schedules hereto) at any time, in whole or in part, without the consent of any Limited Partner by giving notice of such amendment to any Limited Partner whose rights or obligations as a Limited Partner pursuant to this Agreement are changed thereby; provided that any amendment that (x) increases a Limited Partner’s obligation to contribute to the capital of the Partnership, or (y) increases such Limited Partner’s Clawback Share shall not be effective with respect to such Limited Partner, unless such Limited Partner consents thereto in advance in writing. Notwithstanding the foregoing, the General Partner may amend this Agreement at any time, in whole or in part, without the consent of any Limited Partner to enable the Partnership to (i) comply with the requirements of the “Safe Harbor” Election within the meaning of the Proposed Revenue Procedure of Notice 2005-43, 2005-24 IRB 1, Proposed Treasury Regulation section 1.83-3(e)(1) or Proposed Treasury Regulation section 1.704-1(b)(4)(xii) at such time as such proposed Procedure and Regulations are effective and to make any such other related changes as may be required by pronouncements or Treasury Regulations issued by the Internal

Revenue Service or Treasury Department after the date of this Agreement, (ii) enable, when applicable, the Partnership (or the Partnership Representative) to comply with the BBA Audit Rules or to make any elections or take any other actions available thereunder, and (iii) comply with applicable law; provided that, unless otherwise provided in a Limited Partner’s Award Letter, any amendment pursuant to clause (i) that would cause a Limited Partner’s rights to allocations and distributions to suffer a material adverse change may be made only if the written consent of such Limited Partner is obtained prior to the effectiveness thereof. For the avoidance of doubt, an adjustment of Points shall not be considered an amendment.
(b)    Notwithstanding the provisions of this Agreement, including Section 9.1(a), it is hereby acknowledged and agreed that the General Partner on its own behalf or on behalf of the Partnership without the approval of any Limited Partner or any other Person may enter into one or more side letters or similar agreements (“Other Agreements”) with one or more Limited Partners which have the effect of establishing rights under, or altering or supplementing the terms of this Agreement. The parties hereto agree that any terms contained in an Other Agreement with one or more Limited Partners shall govern with respect to such Limited Partner or Limited Partners notwithstanding the provisions of this Agreement. Any Other Agreements shall be binding upon the Partnership or the General Partner, as applicable, and the signatories thereto as if the terms were contained in this Agreement, but no such Other Agreement between the General Partner and any Limited Partner or Limited Partners and the Partnership shall adversely amend the contractual rights or obligations of any other Limited Partner without such other Limited Partner’s prior consent.
(c)    The provisions of this Agreement that affect the terms of any Co-Investors (A) Partnership Agreement applicable to Limited Partners constitute a “side letter or similar agreement” between each Limited Partner and the general partner of the applicable Co-Investors (A) Entity, which has executed this Agreement exclusively for purposes of confirming the foregoing.
Section 9.2    Special Power-of-Attorney
(a)    Each Partner hereby irrevocably makes, constitutes and appoints the General Partner with full power of substitution, the true and lawful representative and attorney-in-fact, and in the name, place and stead of such Partner, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:
(i)    any amendment, or amendment and restatement to this Agreement which complies with the provisions of this Agreement (including the provisions of Section 9.1);
(ii)    all such other instruments, documents and certificates which, in the opinion of legal counsel to the Partnership, may from time to time be required by the laws of the Cayman Islands or any other jurisdiction, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid and subsisting existence and business of the Partnership as a limited partnership or partnership in which the limited partners thereof enjoy limited liability;

(iii)    any written notice or letter of resignation from any board seat or office of any Person (other than a company that has a class of equity securities registered under the United States Securities Exchange Act of 1934, as amended, or that is registered under the United States Investment Company Act of 1940, as amended), which board seat or office was occupied or held at the request of the Partnership or any of its Affiliates; and
(iv)    all such proxies, consents, assignments and other documents as the General Partner determines to be necessary or advisable in connection with any merger or other reorganization, restructuring or other similar transaction entered into in accordance with this Agreement (including the provisions of Section 9.5(c)).
(b)    Each Limited Partner is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Partnership without his consent. If an amendment to the Section 9 Statement or this Agreement or any action by or with respect to the Partnership is taken by the General Partner in the manner contemplated by this Agreement, each Limited Partner agrees that, notwithstanding any objection which such Limited Partner may assert with respect to such action, the General Partner is authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Partner is fully aware that each other Partner will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Partnership. This power-of-attorney is intended to secure a proprietary interest of the General Partner and the performance of the obligations of each Limited Partner under this Agreement, and as such:
(i)    shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Partnership or the General Partner shall have had notice thereof; and
(ii)    shall survive any Transfer by a Limited Partner of the whole or any portion of its interest in the Partnership, except that, where the transferee thereof has been approved by the General Partner for admission to the Partnership as a substituted Limited Partner, this power-of-attorney given by the transferor shall survive such Transfer for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument necessary to effect such substitution; and
(iii)    extends to the heirs, executors, administrators, other legal representatives and successors, transferees and assigns of such Limited Partner, and may be exercised by the General Partner on behalf of such Limited Partner in executing any instrument by a facsimile or electronic signature or by listing all the Limited Partners and executing that instrument with a single signature as attorney and/or agent for all of them.
Section 9.3    Notices
Any notice required or permitted to be given under this Agreement shall be in writing. A notice to the General Partner shall be directed to the attention of Leon D. Black with a copy to the general counsel of the Partnership. A notice to a Limited Partner shall be directed to such Limited Partner’s last known residence as set forth in the books and records of the Partnership or its Affiliates (a Limited Partner’s “Home Address”). A notice shall be considered given when delivered to the addressee either by hand at his Partnership office or electronically to the primary e-mail account supplied by the Partnership for Partnership business communications.
Section 9.4    Agreement Binding Upon Successors and Assigns
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors by operation of law, but the rights and obligations of the Partners hereunder shall not be assignable, transferable or delegable except as expressly provided herein, and any attempted assignment, transfer or delegation thereof that is not made in accordance with such express provisions shall be void and unenforceable
Section 9.5    Merger, Consolidation, etc.
(a)    To the maximum extent permitted by law, subject to Section 9.5(b) and Section 9.5(c), the Partnership may merge or consolidate with or into one or more limited partnerships formed under any applicable law or other business entities under any applicable law pursuant to a written plan of merger or consolidation which has been approved by the General Partner.
(b)    Subject to Section 9.5(c), but notwithstanding any other provision to the contrary contained elsewhere in this Agreement, a written plan of merger or consolidation approved in accordance with Section 9.5(a) may, to the extent permitted by Section 9.5(a) and applicable law, (i) effect any amendment to this Agreement, (ii) effect the adoption of a new exempted limited partnership agreement for the Partnership if it is the surviving or resulting exempted limited partnership in the merger or consolidation, or (iii) provide that the exempted limited partnership agreement of any other constituent exempted limited partnership to the merger or consolidation (including an exempted limited partnership formed for the purpose of consummating the merger or consolidation) shall be the exempted limited partnership agreement of the surviving or resulting exempted limited partnership.
(c)    The General Partner shall have the power and authority to approve and implement any merger, consolidation or other reorganization, restructuring or similar transaction without the consent of any Limited Partner, other than any Limited Partner with respect to which the General Partner has determined that such transaction will, or will reasonably be likely to, result in any material adverse change in the financial and other material rights of such Limited Partner conferred by this Agreement and any Other Agreement entered into pursuant to Section 9.1(b) or the imposition of any material new financial or other obligation on such Limited Partner. Subject to the foregoing, the General Partner may require one or more of the Limited Partners to sell, exchange, transfer or otherwise dispose of their interests in the Partnership in connection with any such transaction, and each Limited Partner shall take such action as may be directed by the General Partner to effect any such transaction.

Section 9.6    Governing Law; Dispute Resolution
(a)    This Agreement, and the rights and obligations of each and all of the Partners hereunder, shall be governed by and construed in accordance with the laws of the Cayman Islands, without regard to conflict of laws principles thereof that would give effect to the laws of another jurisdiction.
(b)    Subject to Section 9.6(c), any dispute, controversy, suit, action or proceeding arising out of or relating to this Agreement, will be settled exclusively by arbitration, conducted before a single arbitrator in New York County, New York (applying Cayman Islands law) in accordance with, and pursuant to, the applicable rules of JAMS (“JAMS”). The arbitration shall be conducted on a strictly confidential basis, and none of the parties shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action, to any third party, except as required by law, with the sole exception of their legal counsel and parties engaged by that counsel to assist in the arbitration process, who also shall be bound by these confidentiality terms. The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Any party hereto may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the U.S. Federal Arbitration Act or the New York Arbitration Act. The party that is determined by the arbitrator not to be the prevailing party will pay all of the JAMS administrative fees and the arbitrator’s fee and expenses. If neither party is so determined, such fees shall be shared. Each party shall be responsible for such party’s own attorneys’ fees. IF THIS AGREEMENT TO ARBITRATE IS HELD INVALID OR UNENFORCEABLE THEN, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTNER AND THE PARTNERSHIP WAIVE AND COVENANT THAT THE PARTNER AND THE PARTNERSHIP WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT THE PARTNERSHIP OR ANY OF ITS AFFILIATES OR ANY PARTNER MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTNERSHIP AND ITS AFFILIATES, ON THE ONE HAND, AND THE PARTNER, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
(c)    Nothing in this Section 9.6 will prevent the General Partner or a Limited Partner from applying to a court for preliminary or interim relief or permanent injunction in a judicial proceeding (e.g., injunction or restraining order to enforce any restrictive covenants against a Limited Partner), in addition to and not in lieu of any other remedy to which it may be entitled at law or in equity, if such relief from a court is necessary to preserve the status quo pending resolution or to prevent serious and irreparable injury in connection with any breach or anticipated breach of covenants to which a Limited Partner is subject; provided, however, that all parties explicitly waive all rights to seek preliminary, interim, injunctive or other relief in a judicial proceeding and all parties submit to the exclusive jurisdiction of the forum described in Section 9.6(b) hereto, for any dispute or claim concerning continuing entitlement to distributions or other payments, even if such dispute or claim involves or relates to any covenant to which a Limited Partner is subject. For the purposes of this Section 9.6(c), each party hereto consents to the exclusive jurisdiction and venue of the courts of the state and federal courts within the County of New York in the State of New York.
Section 9.7    Termination of Right of Action
Every right of action arising out of or in connection with this Agreement by or on behalf of any past, present or future Partner or the Partnership against any past, present or future Partner shall, to the fullest extent permitted by applicable law, irrespective of the place where the action may be brought and irrespective of the residence of any such Partner, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.
Section 9.8    Not for Benefit of Third Parties
Except with respect to the rights of Covered Persons hereunder and the rights of any Person which retains indemnification rights pursuant to Section 5.7(b), each of whom shall be an intended third party beneficiary and shall be entitled to enforce the provisions of Section 5.7, none of the provisions of this Agreement shall be for the benefit of or enforceable by the creditors of the Partnership and this Agreement shall be binding upon and inure to the benefit of the Partners and their respective legal representatives, successors and permitted assigns. Without limitation to the foregoing, a Person who is not a party to this Agreement may not, in its own right or otherwise, enforce any term of this Agreement except that each Covered Person and any Person which retains indemnification rights pursuant to Section 5.7, may in its own right enforce directly its rights pursuant to the provisions of Section 5.7 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Law, 2014, as amended, modified, re-enacted or replaced. Notwithstanding any other term of this Agreement, the consent of, or notice to, any Person who is not a party to this Agreement (including, without limitation, any Covered Person and any Person which retains indemnification rights pursuant to Section 5.7) is not required for any amendment to, or variation, release, rescission or termination of this Agreement.
Section 9.9    Reports
As soon as practicable after the end of each taxable year, the General Partner shall furnish to each Limited Partner (a) such information as may be required to enable each Limited Partner to properly report for United States federal and state income tax purposes his distributive share of each Partnership item of income, gain, loss, deduction or credit for such year, and (b) a statement of the total amount of Operating Profit or Operating Loss for such year, including a copy of the United States Internal Revenue Service Schedule “K-1” issued by the Partnership to such Limited Partner, and a reconciliation of any difference between (i) such Operating Profit or

Operating Loss and (ii) the aggregate net profits or net losses allocated by the Fund General Partners to the Partnership for such year.
Section 9.10    Filings
The Partners hereby agree to take any measures necessary (or, if applicable, refrain from any action) to ensure that the Partnership is treated as a partnership for U.S. federal, state and local income tax purposes.
Section 9.11    Counterparts
This Agreement may be executed in one or more counterparts, including by facsimile or other electronic signature. All such counterparts so executed shall constitute an original agreement binding on all the parties, but together shall constitute but one instrument.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as a deed, on the date first set forth above.

GENERAL PARTNER:

APOLLO GLOBAL CARRY POOL GP, LLC, WITH RESPECT TO SERIES A

By:/s/ Joseph D. Glatt
Name: Joseph D. Glatt
    Title: Vice President

INITIAL LIMITED PARTNER:
(solely for the purpose of Section 2.9)

APOLLO PRINCIPAL HOLDINGS VI GP, LLC

By:/s/ Joseph D. Glatt
Name: Joseph D. Glatt
    Title: Vice President

LIMITED PARTNERS:

On behalf of all Limited Partners listed on the Register of Partners:

By:	Apollo Global Carry Pool GP, LLC, with respect to Series A
By:/s/ Joseph D. Glatt
Name: Joseph D. Glatt
    Title: Vice President

Apollo Global Carry Pool Aggregator III, L.P.
Amended and Restated Exempted Limited Partnership
Agreement Signature Page